PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-272693

BIODEXA PHARMACEUTICALS PLC

115,102,400 Ordinary Shares Representing 287,756 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of an aggregate of 115,102,780 ordinary shares, nominal value £0.001 per share, or Ordinary Shares, of Biodexa Pharmaceuticals PLC, or the Company, represented by American Depositary Shares, or Depositary Shares, consisting of (1) 110,675,600 Ordinary Shares represented by 276,689 Depositary Shares issuable upon the exercise of series D warrants, or Series D Warrants (the “Warrants”), and (2) 4,426,800 Ordinary Shares represented by 11,067 Depositary Shares issuable upon the exercise of placement agent warrants issued in the Offering.

The selling shareholders are identified in the table commencing on page 17. Each Depositary Share represents 400 Ordinary Shares. No Depositary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants in certain circumstances. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Ordinary Shares represented by Depositary Shares from time to time in market transactions through any market on which our Depositary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of our Depositary Shares on the NASDAQ Capital Market on May 2, 2024 was $1.27.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is May 2, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the Depositary Shares means that information contained in this prospectus is correct after the date of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context specifically indicates otherwise, references in this prospectus supplement to “Biodexa Pharmaceuticals PLC,” “Biodexa,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Biodexa Pharmaceuticals PLC and its consolidated subsidiaries.

We have not taken any action to permit a public offering of the Depositary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We prepare our consolidated financial statements in British pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are presented in British pounds sterling.

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar (or units thereof); and

•	“£,” “pence” and “p” each refer to the British pound sterling (or units thereof).

On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our ordinary shares, nominal value £0.02 per share, or Ordinary Shares, and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc, or AIM, on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. As a result of the reverse stock split, the number of issued and outstanding Ordinary Shares was reduced to 8,667,337 shares as of March 27, 2023.

Concurrently with the reverse split, and in an effort to bring our American depositary share, or Depositary Shares, price into compliance with The NASDAQ Stock Market LLC’s, or NASDAQ, minimum bid price per share requirement, on March 27, 2023 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

On June 14, 2023, we held our annual general meeting of shareholders, or June AGM, and our shareholders passed resolutions, among other procedural items, to approve the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares, or Shareholder Approval. On June 14, 2023, we also held a general meeting of shareholders, or June GM, and our shareholders passed resolutions to (x)(i) re-designate our deferred shares into A Deferred Shares, or the Re-Designation, and (ii) subdivide our Ordinary Shares of £0.02 nominal value each into one ordinary share of £0.001 nominal value and 19 B Deferred Shares of £0.001 nominal value each, each the Subdivision, which became effective on June 15, 2023 and (y) adopt new articles of association, or the Articles of Association, which make consequential amendments to the existing articles of association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares are no longer admitted to trading on AIM. As is standard for deferred shares, each B Deferred Share has very limited rights and is effectively valueless. The B Deferred Shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

On July 5, 2023, and in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

The change in the number of Ordinary Shares resulting from the reverse stock split and change in the number of Depositary Shares resulting from the change in ratio has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks related to:

•	our requirement for additional financing and our ability to continue as a going concern;

•	our estimates regarding losses, expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to successfully develop, test and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

•	the successful commercialization and manufacturing of our any future product we may commercialize or license;

•	the success and timing of our preclinical studies and clinical trials;

•	shifts in our business and commercial strategy;

•	the filing and timing of regulatory filings, including Investigational New Drug applications, with respect to any of our product candidates and the receipt of any regulatory approvals;

•	the anticipated medical benefits of our product candidates;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future, including tolimidone and MTX110;

•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;

•	the ability to manufacture products in third-party facilities;

•	the rate and degree of market acceptance of any of our product candidates;

•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;

•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

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•	the success of competing therapies and products that are or become available;

•	the success of any future acquisitions or other strategic transactions;

•	the difficulties of integrating the business of any future acquisitions into our own;

•	cybersecurity and other cyber incidents;

•	industry trends;

•	the impact of government laws and regulations;

•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;

•	the difficulties doing business internationally;

•	the ownership of our Ordinary Shares and Depositary Shares;

•	our ability to continue to meet the listing criteria required to remain listed on the NASDAQ Capital Market;

•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	the performance of third parties, including joint venture partners, our current sales force, our collaborators, third-party suppliers and parties to our licensing agreements; and

•	other risks and uncertainties, including those described in “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, or in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section entitled “Risk Factors” in our 2023 Annual Report or in this prospectus. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent 2023 Annual Report and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

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PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors.”

Overview

We are a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs including Type 1 diabetes and rare/orphan cancers of the brain. Our lead asset, tolimidone is being developed for T1D and MTX110 is being studied in aggressive rare/orphan brain cancer indications including recurrent glioblastoma, diffuse midline glioma, or DMG, and medulloblastoma.

Tolimidone is a selective activator of the enzyme lyn kinase which increases phosphorylation of insulin substrate -1, thereby amplifying the signaling cascade initiated by the binding of insulin to its receptor. Lyn kinase modulates key intracellular functions such as proliferation, differentiation, apoptosis, migration and metabolism. In fat cells, lyn kinase increases utilization of insulin, thus decreasing blood sugar without having an effect on insulin production. In pancreatic islets, activation of lyn kinase promotes beta cell survival and proliferation, whereas its inhibition leads to cell death, prevents proliferation and precipitates diabetes.

MTX110, which is being studied in aggressive rare/orphan brain cancer indications including recurrent glioblastoma, DMG and medulloblastoma, is a liquid formulation of the histone deacetylase, panobinostat. Our proprietary formulation enables delivery of the product via convection-enhanced delivery at potentially chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and avoiding systemic toxicity.

Our clinical assets are supported by three proprietary drug delivery technologies focused on improving bio-delivery and bio-distribution of drugs through either sustained delivery (Q-SpheraTM), direct delivery (MidaSolveTM), or targeted delivery (MidaCoreTM):

•	Our Q-Sphera platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolve platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCore platform: Our gold nanoparticle nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Recent Developments

License and Collaboration Agreement

On April 25, 2024, we entered into a license and collaboration agreement (the “License Agreement”) with Rapamycin Holdings, Inc. (dba Emtora Biosciences), a Delaware corporation (“Emtora”), relating to the license of eRapa™, a fully finished pharmaceutical oral product formulation of rapamycin (sirolimus) (the “Product”), for use in the prevention, treatment, diagnosis, detection, monitoring and/or predisposition testing of all diseases, states or conditions in humans (the “Field”), that includes the nonparticle and enteric coated finished pharmaceutical formulations developed at any time by Emtora and its affiliates (the “License”). Under the License, we obtained from Emtora an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing rapamycin (sirolimus) in the Field. Pursuant to the terms of the License Agreement, the Company and Emtora will establish a joint development committee, consisting of two designees of our designees and two designees of Emtora, as described therein.

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As consideration for the License, we made an upfront payment to Emtora in the form of 378,163 of the Company’s American Depositary Shares (equal to five percent (5%) of our Ordinary Shares, calculated on a fully-diluted basis (including in-the-money warrants)). In addition, we will also be responsible for up to $41.5 million in sales milestones within the first six months of commercial sale of a first-approved indication of eRapa™ in certain markets, with decreasing milestones for subsequent approvals for additional indications. Further, we will also be obligated to pay Emtora single digit tiered royalties on net sales of eRapa™, in addition to honoring Emtora’s legacy royalty obligations and paying Emtora fees related to income derived from sublicensing and the partnering of eRapa™. In addition, effective as of the closing, a promissory note previously issued by Emtora in favor of the Company in the amount of $250,000 will be forgiven. We will also include an additional $500,00 cash payment to Emtora to be used exclusively for a match to an advance from the Cancer Prevention and Research Institute of Texas.

Upon any change of control (as defined in the License Agreement), we shall issue Emtora a warrant exercisable for 1,604,328 American Depositary Shares (equal to 17.5% of our outstanding Ordinary Shares as of the date of the License Agreement, calculated on a fully-diluted basis), which may only be exercised upon such change of control.

The License Agreement also provides us with the exclusive option to acquire all of the capital stock of Emtora at a purchase price on commercially reasonable terms during the period beginning with the filing of a New Drug Application (“NDA”) application for the Product with the U.S. Food and Drug Administration (the “FDA”) and ending ninety (90) days after acceptance of the filing of the NDA by the FDA.

Acquisition of Tolimidone

On November 22, 2023, we entered into an Assignment and Exchange Agreement with Adhera Therapeutics, Inc., a Delaware corporation, and certain holders of secured loan notes issued by Adhera, pursuant to which Adhera agreed to assign all of its rights to the compound tolimidone to the Company, a selective activator of the enzyme lyn kinase which increase phosphorylation of insulin substrate -1, thereby amplifying the signaling cascade initiated by the binding of insulin to its receptor. Adhera previously entered into an exclusive license agreement with Melior Pharmaceuticals I, Inc., a Delaware corporation, for the development and commercialization of tolimidone in most territories other than China, South Korea and a number of smaller Asian territories which Melior licensed to Bukwang Pharmaceutical Co. Ltd., headquartered in South Korea.

Additionally, on November 22, 2023, we entered into a license agreement with Melior relating to the tolimidone compound. Under the License Agreement, at the closing of the transaction, the Company would obtain from Melior an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing tolimidone for any field. In connection with the License Agreement, on November 22, 2023, Melior and Bukwang entered into an amendment to their License Agreement, dated November 20, 2013. Under this amendment, Melior and Bukwang agreed that, upon the Company securing a minimum of $4.0 million in new equity financing before September 30, 2024, the Bukwang License would terminate in its entirety and Bukwang would transfer to Melior all rights, titles and interests to certain investigational new drug applications, know-how and data, and patents relating to tolimidone.

On December 21, 2023, we completed the closing of the transactions contemplated by each of the Assignment and Exchange Agreement and the License Agreement. As a result of the Closings, (i) Adhera agreed to assign all of its rights to the compound tolimidone, to us and (ii) we acquired from Melior an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing tolimidone for any field. As consideration, (i) we made an upfront payment under the Assignment and Exchange Agreement of $640,000 to Adhera and issued (x) an aggregate of 224,947 Depositary Shares to certain Secured Noteholders in satisfaction of the Adhera Secured Notes, and (y) an aggregate of 2,275,050 pre-funded warrants, or the December 2023 Private Placement Pre-Funded Warrants, to purchase Depositary Shares to certain of the Secured Noteholders, and (ii) issued to Melior 354,428 of our Depositary Shares. Subject to satisfaction of certain obligations under the License Agreement, we expect to issue 354,428 of our Depositary Shares to Bukwang.

In addition, at the time of the Closing, we entered into a registration rights agreement and lock-up agreement with each of the Secured Noteholders and Melior, and we expect to enter into the same with Bukwang.

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Further, under each of the lock-up agreements, in respect of Depositary Shares received pursuant to the Assignment and Exchange Agreement and the License Agreement, the holders agreed not to resell their Depositary Shares until the earlier of (i) 90 days following the date this Registration Statement on Form F-1 is declared effective, and (ii) 180 days following the Closings. During the 90 days following the Resale Effective Date, the Secured Noteholders may, as a group, and each of Melior and Bukwang, sell up to an aggregate of 30% and 5.5%, respectively, of the daily trading volume of our Depositary Shares traded on the NASDAQ Capital Market, unless the Depositary Share price equals or exceeds $3.00, in which case the holders may sell unlimited Depositary Shares for as long as the market price remains at or above $3.00 per Depositary Share.

Tolimidone Developments

On February 7, 2024, we announced that the U.S. Patent and Trademark Office had allowed U.S. patent application No. 16/546,595 titled “Prevention of Pancreatic Cell Degeneration” which was exclusively licensed to us by Melior, along with other patents, in connection with the Closings.

On February 23, 2024, we announced that, on our behalf, a CRO had conducted an in vitro experiment designed to demonstrate tolimidone’s potential for beta cell proliferation using reaggregated pancreatic islets. The results of the experiment were inconclusive in that they did not correlate with the results previously seen in in vitro and in vivo studies of tolimidone. We believe there are a number of possible explanations to the outcome of this in vitro study and accordingly, we plan to move ahead with an in vivo preclinical study with similar objectives while continuing preparations for our planned Phase IIa open-label study of tolimidone in patients with T1D, due to start recruitment later in 2024.

Completion of Underwritten Public Offering

On December 21, 2023, we completed the closing of an underwritten public offering, pursuant to which we issued and sold (i) 1,088,887 Class A Units at a public offering price of $2.00 per Class A Unit, with each Class A Unit consisting of (a) one Depositary Share, (b) one Series E warrant to purchase one Depositary Share at an exercise price of $2.20 per share, which will expire on the five-year anniversary of the initial exercise date, and (c) one Series F warrant to purchase one Depositary Share at an exercise price of $2.20 per share, which will expire on the one-year anniversary of the initial exercise date, and (ii) 1,911,176 Class B Units, at a public offering price of $1.9999 per Class B Unit, with each Class B Unit consisting of (a) one pre-funded warrant, (b) one Series E Warrant, and (c) one Series F Warrant, which included the full exercise of the over-allotment option. The aggregate gross proceeds to the Company were approximately $6.0 million.

In connection with the closing of the December Public Offering, we issued to Ladenburg Thalmann & Co., Inc, the underwriter in the December Public Offering, warrants to purchase 120,003 of our Depositary Shares, or the Underwriter Warrants, which is equal to 4.0% of the total Depositary Shares (including Depositary Shares underlying any pre-funded warrants issued in the December Public Offering) sold at the closing of the December Public Offering. The Underwriter Warrants are exercisable at a per share exercise price of $2.50. The Underwriter Warrants are exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the three-year period commencing from the commencement of sales in the December Public Offering, and otherwise on substantially similar terms to the Series E Warrants and Series F Warrants issued to the investors as part of the December Public Offering.

Additionally, pursuant to the terms of the Underwriting Agreement, dated December 19, 2023, by and between the Company and the Underwriter, we agreed to be subject to a lock-up on, among other things, subsequent equity sales which will last until 90 days following December 21, 2023. The Company has also agreed to not issue any securities that are subject to a price reset based on the trading prices of the Company’s ordinary shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of 180 days following December 21, 2023, subject to certain exceptions.

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MTX110 Developments

On January 12, 2023, we announced that, following completion of one-month treatment with MTX110 in our first patient, our Phase I study of MTX110 in recurrent glioblastoma (also known as the MAGIC-G1 study) would continue with a planned dose escalation following positive recommendation from the study’s DSMB. MAGIC-G1 is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by CED via implanted refillable pump and catheter. The study aims to recruit two cohorts (cohort A and cohort B), each with a minimum of four patients; the first cohort received MTX110 following implantation of the CED system and the second cohort will also receive MTX110 but with the option of the treating investigator to re-position the catheter into an area of new lesion upon progression, with the objective of increasing tumor coverage and survival.

The first patient in cohort A was dosed at 60uM of MTX110 via direct-to-tumor delivery and received 13 48-hour infusions over a period of 19 weeks. No treatment-associated adverse events were noted in the patient during this period. Following successful completion of the first month of treatment, the DSMB reviewed the available data and recommended dose escalation in the study to 90uM, which we believe is the optimal dose. To date, there have been no dose-limiting toxicities.

On October 3, 2023, we announced the completion of recruitment into cohort A with the minimum number of four patients. Enrollment in cohort B was approved by the DMSB in October 2023. We expect interim progression-free survival results to be available in the second quarter of 2024.

On July 10, 2023, we announced the completion of enrollment and the treatment of nine pediatric patients with DMG in the ongoing Phase I study of MTX110 at Columbia University Irving Medical Center. All of the patients, aged four to 17 years old, received radiation therapy as per the institutions’ standard of care. Each patient subsequently underwent surgery with implantation of an intratumoral catheter and a programmable subcutaneous pump and eight out of nine received two infusions of MTX110 via CED separated by a period of one week. Concentrations of 30, 60 or 90 µM were delivered with no intra-patient dose escalation. To date, no dose limiting toxicities related to the study drug have been reported. The median overall survival rate for the cohort was 26.1 months.

On February 8, 2024, we announced an update on our Phase I study in recurrent GBM. Because no drug-related adverse events were observed within the first 30 days from start of treatment, the minimum number of four patients were recruited into Cohort A. Patient 1 received weekly infusions of 60µM of MTX110 and survived for 12 months from the start of treatment (OS=12). Patients 2, 3 and 4 each received weekly infusions of 90µM of MTX110, the expected optimum dose. and remain in the study. GBM universally recurs and once it does median overall survival according to a retrospective analysis of 299 patients reported in the Journal of Neuro-Oncology is 6.5 months. Currently, no standard of care is established for recurrent GBM.

On February 23, 2023 we announced top line results from the Phase I study of MTX110 in patients with DMG, conducted by Columbia University Irving Medical Center. Nine patients were treated in the study (30 μM group, n=3; 60 μM group, n=4; 90 μM group (optimal dose), n=2). As this was the first ever study of repeated infusions to the pons via CED, the primary objective of the study was safety and tolerability and, accordingly, the number of infusions was limited to two, each of 48 hours, 7 days apart. One patient in the 60 μM group suffered a severe adverse event assessed by the investigators as not related to the study drug but related to the infusion and tumor anatomy. Although the study was not powered to reliably demonstrate efficacy, median progression free survival was 10 months from diagnosis (PFS=12) while median overall survival was 16.5 months (OS=16.5).

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Our Pipeline and Platform Technologies

We are actively pursuing the development of tolimidone in T1D and MTX110 in three indications. Our development pipeline is as follows:

Corporate Information

Our principal executive offices are located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at our principal executive office is +44 29 2048 0180. Our service agent in the United States is located at Puglisi and Associates, 850 Library Avenue Newark, Delaware 19711. Our Depositary Shares, each representing five Ordinary Shares, are listed on the NASDAQ under the symbol “BDRX.” Our website is located at http://biodexapharma.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our 2023 Annual Report, as filed with the SEC on April 19, 2024, and our Reports on Form 6-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Depositary Shares offered by the Selling Shareholders	An aggregate of 115,102,400 Ordinary Shares of the Company represented by 287,756 Depositary Shares, consisting of (1) 110,675,600 Ordinary Shares represented by 276,689 Depositary Shares issuable upon the exercise of series D warrants, or Series D Warrants (the “Warrants”), and (2) 4,426,800 Ordinary Shares represented by 11,067 Depositary Shares issuable upon the exercise of placement agent warrants issued in the Offering. The selling shareholders are identified in the table commencing on page 17.

Ordinary Shares outstanding at April 1, 2024	1,753,998,522 Ordinary Shares (including those represented by Depositary Shares)

Depositary Shares

Each Depositary Share represents 400 Ordinary Shares.

The depositary (through its custodian) will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the deposit agreement among us, JPMorgan Chase Bank, N.A., as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying Ordinary Shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the deposit agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus..

Depositary	JPMorgan Chase Bank, N.A.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants in the unlikely event the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 11 of this prospectus, as well as those risk factors that are incorporated by reference in this prospectus, for a discussion of factors to consider before deciding to invest in our securities.

Trading symbol on NASDAQ for Depositary Shares	“BDRX”

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RISK FACTORS

Our business has significant risks. You should consider carefully the risks set forth below and other information in this prospectus, including the information contained under the heading “Risk Factors” in our 2023 Annual Report and incorporated herein by reference, before you decide to purchase our securities. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and share prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and share prices could be materially adversely affected. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” herein.

The sale of a substantial amount of our Ordinary Shares (represented by Depositary Shares), including resale of the Ordinary Shares (represented by Depositary Shares) issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our Ordinary Shares and/or Depositary Shares.

We are registering for resale 115,102,400 Ordinary Shares represented by 287,756 Depositary Shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares and/or Depositary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares and/or Depositary Shares. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares (including Ordinary Shares represented by Depositary Shares). Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares and the warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares represented by Depositary Shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the Depositary Shares underlying the warrants. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $4,593,029 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund our clinical development programs and for working capital and general corporate purpose. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing investments.

We can make no assurances that any of the warrants will be exercised, or if exercised, the quantity which will be exercised or in the period in which they will be exercised.

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DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in the Ordinary Shares and Depositary Shares will benefit in the foreseeable future only if the Ordinary Shares and Depositary Shares appreciate in value.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the United Kingdom Companies Act of 2006, or the Companies Act, which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023. The information in this table should be read in conjunction with our “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

(£ in thousands)	As of December 31, 2023

Cash and cash equivalents	5,971
Borrowings, non-current	295
Total equity	4,678
Total capitalization	4,973

The table above does not include, as of December 31, 2023:

•	111,590 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £5.24 per share;

•	128 Ordinary Shares issuable upon exercise of stock options assumed in connection with the acquisition of DARA Biosciences, Inc., or DARA, in 2015 at a weighted average exercise price of £941.58; and

•	warrants exercisable for 10,597,597 Ordinary Shares at a weighted average exercise price of £1.73 per share.

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REGISTERED OFFERINGS AND PRIVATE PLACEMENTS OF SECURITIES

February 2023 Private Placement

On February 15, 2023, we completed the February Private Placement with certain institutional investors, for the sale of up to an aggregate of 108,489,511 of our Ordinary Shares represented by 21,697,902 Depositary Shares, consisting of (i) 3,250,200 Ordinary Shares represented by 650,040 Depositary Shares, (ii) 12,931,027 Ordinary Shares represented by 2,586,205 Depositary Shares, issuable upon the exercise of Series A warrants issued in the February Private Placement, (iii) 19,396,545 Ordinary Shares represented by 3,879,309 Depositary Shares, issuable upon the exercise of Series B warrants issued in the February Private Placement, and (iv) up to 71,749,800 Ordinary Shares represented by 14,349,960 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement, subject to certain reset provisions set forth in the pre-funded warrants, at an initial purchase price of $2.32 per Depositary Share, for aggregate gross proceeds of approximately $6.0 million.

In addition, in connection with the February Private Placement, on February 9, 2023, we entered into the Waiver, by and between the Company and the Master Fund, as amended on December 16, 2022, by the December SPA, providing for a permanent waiver of certain equity issuance prohibitions and participation rights under the December SPA. In connection therewith, we agreed to, subject to receipt of shareholder approval, issue to the Master Fund Series A warrants exercisable for 625,000 Ordinary Shares represented by 125,000 Depositary Shares. Further, we issued to the placement agent in the February Private Placement, Placement Agent February Warrants to purchase 536,938 Ordinary Shares represented by 107,387 Depositary Shares. In addition, the exercise price of the October Private Placement Warrants (as defined below) granted to the Master Fund and the May Private Placement Warrants (as defined below) was reduced to $4.00.

At the March GM on March 24, 2023, our shareholders approved, among other things, the allotment of, and disapplication of pre-emption rights with respect to, the Ordinary Shares to be issued under the Series A warrants, the Series B warrants, certain of the pre-funded warrants, and the Placement Agent February Warrants. We subsequently issued the warrants to the investors and the placement agent in the February Private Placement.

May 2023 Registered Direct Offering

On May 26, 2023, we completed the closing of a registered direct offering with institutional investors for the sale of 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares at a price per Depositary Share of $0.15, for aggregate gross proceeds of $3.32 million.

On June 14, 2023, at the June AGM, the Shareholder Approval approved, among other procedural items, the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares.

Following the Shareholder Approval, we issued, on June 20, 2023, to the Investors (i) Series C Warrants exercisable for an aggregate of 33,203,883 Depositary Shares representing 166,019,415 Ordinary Shares and (ii) Series D Warrants exercisable for an aggregate of 22,135,922 Depositary Shares representing 110,679,610 Ordinary Shares. The Warrants will be exercisable at an exercise price of $0.20 per Depositary Share, subject to adjustments for certain dilutive equity issuances. The Warrants will become exercisable upon receipt of Shareholder Approval. The Series C Warrants will expire one year from the initial exercise date and may be exercised on a cashless basis, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the Companies Act. The Series D Warrants will expire five years from the initial exercise date. A holder of the Warrants may not exercise the Warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of ordinary shares outstanding immediately after giving effect to such exercise.

On or after the date of exercise, a holder of the Series C Warrants were entitled to provide notice and elect an “alternative cashless exercise” pursuant to which they would receive an aggregate number of Depositary Shares equal to the product of (x) the aggregate number of Depositary Shares that would be issuable upon a cash exercise and (y) 1.0 six months after the issuance date of the Series D Warrants, if and only if there is no effective registration statement registering the applicable Depositary Shares, or no current prospectus available for such shares, the resale of the Depositary Shares issuable upon exercise of the Warrants, the purchaser may exercise the Warrants by means of a “cashless exercise”, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the Companies Act. As of the date hereof, all Series C warrants issued in the offering have been exercised.

In addition, on June 14, 2023 we issued to the Placement Agent the Placement Agent Warrants to purchase 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares.

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SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholders identified in the table below of Ordinary Shares represented by Depositary Shares, including Ordinary Shares represented by Depositary Shares issuable upon the exercise of the Warrants. The selling shareholders may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling shareholders will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by each of the selling shareholders. The second and third columns list the number of Ordinary Shares represented by Depositary Shares beneficially owned by each selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of April 1, 2024, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The fourth and fifth columns list the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholders. The sixth and seventh columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the Warrant Private Placement described herein and (ii) the maximum number of Ordinary Shares upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.” The selling shareholders may sell all, some or none of their Ordinary Shares in this offering. See “Plan of Distribution.”

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Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering **	Percentage of Ordinary Shares Owned Prior to the Offering* **	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus **	Percentage of Ordinary Shares to be Sold Pursuant to this Prospectus* **	Number of Ordinary Shares Owned After the Offering* *	Percentage of Ordinary Shares Owned After the Offering* **
Seven Knots LLC (1)	4,833,600	0.27%	4,833,600	0.27%	0	--
Armistice Capital, LLC (2)	10,605,000	0.60%	9,667,600	0.55%	312,400	0.05%
Bigger Capital Fund, LP (3)	361,483,200	17.09%	9,667,600	0.55%	351,815,600	16.66%
Boothbay Absolute Return Strategies, LP (4)	116,474,000	6.23%	3,202,000	0.17%	113,272,000	6.06%
Boothbay Diversified Alpha Master Fund LP (5)	59,359,600	3.27%	1,631,600	0.09%	57,728,000	3.18%
Brio Capital Master Fund Ltd. (6)	236,867,600	11.90%	9,667,600	0.55%	227,200,000	11.45%
Cavalry Investment Fund LP (7)	166,726,400	8.68%	9,667,600	0.55%	157,058,800	8.13%
Ionic Ventures, LLC (8)	209,667,600	10.68%	9,667,600	0.55%	200,000,000	10.13%
Iroquois Capital Investment Group LLC (9)	96,295,200	5.20%	6,284,000	0.34%	90,011,200	4.86%
Iroquois Master Fund Ltd. (10)	3,383,600	0.19%	3,383,600	0.19%	0	--
Keystone Capital Partners LLC (11)	123,262,400	6.57%	4,833,600	0.26%	118,428,800	6.31%
L1 Capital Global Opportunities Master Fund (12)	9,705,600	0.55%	9,667,600	0.55%	8,000	0.0005%
Ladenburg Thalmann & Co. Inc. (13)	52,964,915	2.93%	4,426,800	0.25%	48,537,915	2.68%
Mercer Street Global Opportunity Fund, LLC (14)	438,479,600	19.99%	9,667,600	0.55%	428,812,000	19.44%
S.H.N Financial Investments Ltd (15)	9,667,600	0.55%	9,667,600	0.55%	0	--
Walleye Opportunities Master Fund Ltd (16)	19,536,865	1.10%	9,166,400	0.52%	10,370,465	0.58%

________________

*	Represents beneficial ownership of less than one percent.

**	Subject to beneficial ownership blocker. See notes below.

***	Based upon 1,753,998,522 Ordinary Shares issued and outstanding as of April 1, 2024.

(1)	The selling shareholder holds 12,084 Series D Warrants (representing 4,833,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Seven Knots LLC is 7 Rose Avenue, Great Neck, NY 11021.

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(2)	The selling shareholder holds 375 Depositary Shares (representing 150,000 Ordinary Shares), 375 registered warrants (representing 150,000 Ordinary Shares) issued by us in an October 2019 registered direct offering, and 406 registered warrants (representing 162,400 Ordinary Shares) issued by us in a May 2020 registered direct offering. The selling shareholder also holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The securities are directly held by the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(3)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Bigger Capital Fund, LP is 11700 West Charleston Blvd, #170-659, Las Vegas, NV 89135.

(4)	The selling shareholder holds 8,005 Series D Warrants (representing 3,202,000 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership, or BBARS, is managed by Boothbay Fund Management, LLC, a Delaware limited liability company, or Boothbay. Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of BBARS is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017.

(5)	The selling shareholder holds 4,079 Series D Warrants (representing 1,631,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership, or BBDAMF, is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of BBDAMF is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017.

(6)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(7)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Cavalry Investment Fund LP is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

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(8)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Ionic Ventures, LLC is 3053 Fillmore Street, Suite 2565, San Francisco, CA 94123.

(9)	The selling shareholder holds 15,710 Series D Warrants (representing 6,284,000 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC. The principal business address of Iroquois Capital Investment Group LLC is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(10)	The selling shareholder holds 8,459 Series D Warrants (representing 3,383,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The principal business address of Iroquois Master Fund Ltd. is c/o Iroquois Capital Management, LLC, 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(11)	The selling shareholder holds 29,731,200 Ordinary Shares (represented by Depositary Shares). The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Keystone Capital Partners LLC is 139 Fulton Street, Suite 412, New York, NY 10038.

(12)	The selling shareholder holds 95 registered warrants (representing 38,000 Ordinary Shares) issued by us in a May 2020 registered direct offering, and 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of L1 Capital Global Opportunities Master Fund is 1688 Meridian Avenue, Level 6, Miami Beach, FL 33139.

(13)	The selling shareholder holds 1,342 registered warrants (representing 536,800 Ordinary Shares) issued by us in connection with the February 2023 Private Placement. The selling shareholder also holds 885,436 placement agent warrants (representing 4,427,180 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, New York 10019.

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(14)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Mercer Street Global Opportunity Fund, LLC is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(15)	The selling shareholder holds 24,169 Series D Warrants (representing 9,667,600 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of S.H.N Financial Investments Ltd. is Arik Einstein 3, Herzliya, Israel.

(16)	The selling shareholder holds (i) 25,926 Depositary Shares (representing 10,370,465 Ordinary Shares), and (ii) 22,916 Series D Warrants (representing 9,166,400 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane North, Plymouth, MN 55447.

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DESCRIPTION OF OFFERED SECURITIES AND OUR SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The principal legislation under which we operate and our shares are issued is the Companies Act.

Issued Share Capital

Our issued share capital as of December 31, 2023 was 1,189,577,722 Ordinary Shares. Each Ordinary Share has a nominal value £0.001 per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 A Deferred Shares, 4,063,321,420 B Deferred Shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

History of Share Capital

Since January 1, 2021, our issued share capital has changed as provided below.

On February 19, 2021, we issued to certain affiliates of the placement agent in our May 2020 offering, 15,200 Ordinary Shares represented by 38 Depositary Shares upon the exercise of warrants issued in May 2020 at an exercise price of $3,300.00 per share.

On July 6, 2021, we issued 1,754,386 Ordinary Shares at £5.70 per share to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £10.0 million.

On March 22, 2022, we issued one Ordinary Share upon the exercise of one warrant issued in February 2019 to a certain institutional investor at an exercise price of £200 per share.

On May 3, 2022, we issued 1,250 Ordinary Shares to be purchased under the Share Incentive Plan at £0.02 per share to the trust of the Share Incentive Plan.

On August 3, 2022, we issued warrants to purchase 16,666 Ordinary Shares to a certain institutional investor at an exercise price of £2.70 per share.

On September 26, 2022, we effected a ratio change to the Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 25 Ordinary Shares. Our Ordinary Shares were not affected by this change and no fractional Depositary Shares were issued.

On December 16, 2022, we sold to an institutional investor 492,400 Ordinary Shares represented by 1,231 Depositary Shares in a registered direct offering at $320.00 per Depositary Share, resulting in gross proceeds of approximately $0.4 million.

On February 15, 2023, we completed the closing of the February Private Placement pursuant to which we sold to certain institutional investors (1) 3,250,000 Ordinary Shares represented by 8,125 Depositary Shares at $185.60 per Depositary Share, (2) 12,931,020 Ordinary Shares represented by 32,328 Depositary Shares, issuable upon the exercise of Series A Warrants issued in the February Private Placement at an exercise price of $214.40 per warrant, (3) 19,396,400 Ordinary Shares represented by 48,491 Depositary Shares, issuable upon the exercise of Series B Warrants issued in the February Private Placement at an exercise price of $214.40 per warrant, and (4) 62,184,525 Ordinary Shares represented by 155,461 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement at an exercise price of $0.032 per warrant, for aggregate gross proceeds of approximately $6.0 million. We also issued unregistered February Placement Agent Warrants to purchase a total of 536,800 Ordinary Shares represented by 1,342 Depositary Shares to the Placement Agent at an exercise price of $400.00 per warrant for 49 warrants and an exercise price of $232.00 per warrant for 1,293 warrants, and Series A Warrants to purchase 625,000 Ordinary Shares represented by 1,562 Depositary Shares at an exercise price of $214.40 per warrant to an investor pursuant to the Waiver.

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On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares, and our Ordinary Shares began trading on AIM on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split.

Concurrently with the reverse split, and in an effort to bring the Depositary Shares price into compliance with NASDAQ’s minimum requirement for 500,000 listed Depositary Shares, on March 27, 2023, we effected a ratio change in the number of our Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

Between March 27, 2023, and the date hereof, we have issued 95,137,075 Ordinary Shares upon the exercise of 237,841 pre-funded warrants, Series A Warrants and Series B Warrants issued in the February Private Placement.

On May 26, 2023, we completed the closing of the May 2023 Registered Direct Offering, with institutional investors of (1) 166,017,700 Ordinary Shares represented by 415,044 Depositary Shares, issuable upon the exercise of the Series C Warrants at an exercise price of $16.00 per warrant, (2) 110,675,600 Ordinary Shares represented by 276,689 Depositary Shares issuable upon the exercise of the Series D Warrants at an exercise price of $16.00 per warrant, (3) 4,426,800 Ordinary Shares represented by 11,067 Depositary Shares issuable upon the exercise of the May 2023 Placement Agent Warrants at an exercise price of $15.00 per warrant, and (4) 110,679,610 Ordinary Shares represented by 276,600 Depositary Shares.

On June 20, 2023 we issued the Series C Warrants, Series D Warrants and May 2023 Placement Agent Warrants to the investors and the Placement Agent after receiving required shareholder approval of the allotment of, and disapplication of pre-emption rights with respect to the Ordinary Shares to be issued under the Series C Warrants, Series D Warrants and May 2023 Placement Agent Warrants at our June GM.

Between June 20, 2023, and the date hereof, we have issued 166,017,700 Ordinary Shares upon the exercise of 415,044 Series C Warrants issued in the May 2023 Registered Direct Offering.

On July 5, 2023, we effected a ratio change to the Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 400 Ordinary Shares. Our Ordinary Shares were not affected by this change and no fractional Depositary Shares were issued.

On December 21, 2023, we completed the closing of December Public Offering, pursuant to which we issued and sold (i) 1,088,887 Class A Units at a public offering price of $2.00 per Class A Unit, with each Class A Unit consisting of (a) one Depositary Share, (b) one Series E Warrant, and (c) one Series F Warrant, and (ii) 1,911,176 Class B Units at a public offering price of $1.9999 per Class B Unit, with each Class B Unit consisting of (a) one December Public Offering Pre-Funded Warrant, exercisable for one Depositary Share, (b) one Series E Warrant, and (c) one Series F Warrant. The aggregate gross proceeds to the Company were approximately $6.0 million. Additionally, we issued Underwriter Warrants to purchase 120,002 of our Depositary Shares in connection with the December Public Offering.

Between December 21, 2023 and the date hereof, we have issued 650,409,600 Ordinary Shares upon the exercise of the December Public Offering Pre-Funded Warrants and Series F Warrants issued in the December Public Offering.

Additionally, on December 21, 2023, and in connection with the Closings, we issued (i) an aggregate of 224,947 Depositary Shares to certain Secured Noteholders in satisfaction of the Adhera Secured Notes, and (y) an aggregate of 2,275,050 December 2023 Private Placement Pre-Funded Warrants to purchase Depositary Shares to certain of the Secured Noteholders, and (ii) issued to Melior 354,428 of our Depositary Shares. Subsequent to its satisfaction of certain obligations under the License Agreement, we issued 354,428 of our Depositary Shares to Bukwang in February 2024. Between December 21, 2023 and the date hereof, we have issued 65,802,800 Ordinary Shares upon exercise of the December 2023 Private Placement Pre-Funded Warrants to purchase Depositary Shares.

Options

We have established the Biodexa Pharmaceuticals PLC Enterprise Management Incentive and Unapproved Options Scheme pursuant to which we have issued options to purchase Ordinary Shares to employees and directors. As of April 22, 2024, there were options to purchase 360,346,790 Ordinary Shares. The options lapse after ten years from the date of the grant.

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As of April 22, 2024, the weighted average remaining life of the options was 9.8 years.

In connection with our acquisition of DARA in December 2015, we assumed all of DARA’s outstanding options, or DARA Options. As of April 22, 2024, there were outstanding DARA Options to purchase 112 Ordinary Shares with a weighted average remaining life of 1.2 years.

Warrants

October 2019 and May 2020 Warrants

The following is a brief summary of the October Private Placement Warrants, Wainwright October Warrants, May 2020 Private Placement Warrants and Wainwright May Warrants issued in connection with the October Private Placement and May 2020 Private Placement, as applicable, and is subject in all respects to the provisions contained in the applicable warrants, which, with respect to the October Private Placement Warrants and Wainwright October Warrants, are filed as exhibits to our Report on Form 6-K dated October 24, 2019, and for the May 2020 Private Placement Warrants and Wainwright May Warrants, are filed as exhibits to our Report on Form 6-K dated May 20, 2020. Unless otherwise stated, references to warrants in this subsection include the October Private Placement Warrants, May 2020 Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

Exercisability. The October Private Placement Warrants and Wainwright October Warrants became exercisable on December 23, 2019. The May Private Placement Warrants, May Armistice Warrants and Wainwright May Warrants became exercisable upon issuance. The October Private Placement Warrants, May Private Placement Warrants and May Armistice Warrants will expire five and one-half years from the initial exercise date, and the Wainwright October Warrants and Wainwright May Warrants will expire on October 22, 2024 and May 18, 2025, respectively. The holder shall deliver the aggregate exercise price for the American depositary shares, or Depositary Shares, specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. With respect to the October Private Placement Warrants and Wainwright October Warrants, if, more than six months after the date of issuance of such warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis. With respect to the May Private Placement Warrants and Wainwright May Warrants, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis.

Exercise Price. The exercise price of (i) each October Private Placement Warrant and Wainwright October Warrant is $320.00 and $10,000.00 per Depositary Share, respectively and (ii) each May Private Placement Warrant, May Armistice Warrant and Wainwright May Warrant is $3,280.00, $320.00 and $3,300.00 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described below.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

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Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Wainwright October Warrants and Wainwright May Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

May 2020 United Kingdom Placing Warrants

On May 22, 2020, we issued 333,333 units, with each unit comprising one new Ordinary Share and one warrant to purchase one new Ordinary Share, or a UK Warrant. The exercise price of the UK Warrants are £6.80 per share and they expire five years and six months from the issuance date. We also issued UK Warrants to purchase a total of 16,400 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

August 2022 Warrants

On August 3, 2022, we issued warrants to purchase 16,400 Ordinary Shares to Strand Hanson Limited, in payment for services rendered. The exercise price of such warrants is £2.70 per share and they expire three years from the issuance date.

February Placement Agent Warrants

The following is a brief summary of the placement agent warrants, or February Placement Agent Warrants, issued to the placement agent in connection with out February 2023 private placement, or the February Private Placement, and is subject in all respects to the provisions contained in the warrant, which is filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2023.

Exercisability. The February Placement Agent Warrants are exercisable and expire three years from the initial exercise date. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. The February Placement Agent Warrants may only be exercised on a cashless basis if, following a date that is six months from the original issuance date, at the time of exercise, there is no effective registration statement registering with a current prospectus available for resale of the Depositary Shares underlying the February Placement Agent Warrants.

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Exercise Price. The exercise price of a portion of the February Placement Agent Warrants are $400.00 per Depositary Share and another portion is $232.00 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described herein.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a February Placement Agent Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of such warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each February Placement Agent Warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a February Placement Agent Warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the February Placement Agent Warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a February Placement Agent Warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the February Placement Agent Warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a February Placement Agent Warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the February Placement Agent Warrant is exercisable immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the February Placement Agent Warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each placement agent warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the placement agent warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the placement agent warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the placement agent warrants on any securities exchange or other trading system.

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No Rights as Shareholder Until Exercise. Except as set forth in the placement agent warrants, the holders of the placement agent warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the placement agent warrants.

Series D Warrants and May 2023 Placement Agent Warrants

The following is a brief summary of the Series D warrants, or Series D Warrants, and warrants issued to the placement agent, the May 2023 Placement Agent Warrants, in our May 2023 stock offering, or the May 2023 Offering, and is subject in all respects to the provisions contained in the applicable warrants, which are filed as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2023. Unless otherwise stated, references to warrants in this subsection include the Series D Warrants and the May 2023 Placement Agent Warrants.

Exercisability. The warrants became exercisable on June 14, 2023. The Series D Warrants and May 2023 Placement Agent Warrants expire five years and three years, respectively from the initial exercise date. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. The Series D Warrants and May 2023 Placement Agent Warrants may be exercised on a cashless basis, if and only if, we have not filed a registration statement registering the Depositary Shares underlying such warrants within six months of the initial exercise date.

Exercise Price. The exercise price of each Series D Warrant is $16.00 per Depositary Share and the exercise price of each May 2023 Placement Agent Warrant is $15.00 per Depositary Share.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% (or in the case of the May 2023 Placement Agent Warrants, 4.99%), of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

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Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series C Warrants, Series D Warrants and the May 2023 Placement Agent Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the May 2023 Placement Agent Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

Series E Warrants, Series F Warrants, December 2023 Private Placement Pre-Funded Warrants, December Public Offering Pre-Funded Warrants and Underwriter Warrants

The following is a brief summary of the Series E warrants, or Series E Warrants, Series F warrants, or Series F Warrants, pre-funded warrants issued in our December 2023 private placements, or December 2023 Private Placement Pre-Funded Warrants, pre-funded warrants issued in our December 2023 underwritten public offering, or the December Public Offering Pre-Funded Warrants, and warrants issued to the underwriter, or the Underwriter Warrants, in connection with the with the December 2023 private placements and underwritten public offering, and is subject in all respects to the provisions contained in the applicable warrants, which is filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2023. Unless otherwise stated, references to warrants in this subsection include the Series E Warrants, Series F Warrants, the December 2023 Private Placement Pre-Funded Warrants, December Public Offering Pre-Funded Warrants and the Underwriter Warrants.

Exercisability. The warrants became exercisable on December 21, 2023. The Series E Warrants, Series F Warrants and Underwriter Warrants expire five years, one year and three years, respectively from the initial exercise date. The December 2023 Private Placement Pre-Funded Warrants and December Public Offering Pre-Funded Warrants are exercisable at any time and do not expire. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. If, at the time a holder exercises its Series E Warrants or Series F Warrants, a registration statement registering the issuance of the securities underlying the Series E Warrants or Series F Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the Series E Warrants and Series F Warrants.

At the time a holder exercises its December 2023 Private Placement Pre-Funded Warrants or December Public Offering Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the December 2023 Private Placement Pre-Funded Warrants or December Public Offering Pre-Funded Warrants, as applicable.

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Exercise Price. The exercise price of each Series E Warrant, Series F Warrant, Underwriter Warrant, December 2023 Private Placement Pre-Funded Warrant and December Public Offering Pre-Funded Warrants is $2.20, $2.20, $2.50, $0.0001 and $0.0001 per Depositary Share.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% (or in the case of the Underwriter Warrants, 4.99%), of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series E Warrants, Series F Warrants and the Underwriter Representative Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Underwriter Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

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Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our Board.

Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his or her shares may be suspended by the Board in accordance with our Articles of Association if he or she fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interest in Shares” in this prospectus.

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Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our ordinary shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our Articles of Association also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his or her shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he or she fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the United Kingdom City Code on Takeovers and Mergers, or the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “—Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

•	increase our share capital by allotting and issuing new shares in accordance with our Articles of Association and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or

•	redenominate our share capital or any class of share capital.

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Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such ordinary shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

The Board seeks general authority to allot shares on a non-pre-emptive basis at each annual general meeting. By way of resolutions passed at our annual general meeting held on June 14, 2023, authorities were given to the directors to generally allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount of £140,000,000, for a period up to the conclusion of our annual general meeting to be held in 2026. Pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board may decline to register any transfer of any share unless it is:

•	a fully paid share;

•	a share on which the Company has no lien;

•	in respect of only one class of shares;

•	in favor of a single transferee or not more than four transferees;

•	duly stamped or duly certificated or otherwise shown the satisfaction of the Board to be exempt from any required stamp duty; or

•	delivered for registration at our registered office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board may reasonably require to provide the title to such share of the transferor.

If the Board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

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Notice of General Meetings

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board. Any director appointed by the Board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

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A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board the nature and extent of any interest of his in accordance with the Companies Act and the Articles of Association, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the Board or of a committee of the Board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or

•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

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A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board or of a committee of the Board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board (or for the avoidance of doubt any duly authorized committee of the Board) provided that the aggregate of all such fees so paid to directors shall not exceed £600,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board or committees thereof of or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board go beyond the ordinary duties of a director may be paid such extra remuneration as the Board may determine.

An executive director shall receive such remuneration as the Board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

Liability of Biodexa and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

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Under a deed poll declared by us on August 5, 2015, or the Deed of Indemnity, our Board and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles of Association specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

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Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

We are a public limited company incorporated in, and with our registered office in, the United Kingdom but our securities will not be admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man). The City Code will then only apply to us if we are considered by the United Kingdom Panel on Takeovers and Mergers, or the Panel, to have our place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel typically considers where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.

Three of our four directors are currently resident in the United Kingdom and our place of central management and control is intended, for the time being, to remain in the United Kingdom, meaning that the Company and its shareholders will have the benefit of the protections that the City Code affords, including, but not limited to, under Rule 9 of the City Code as set out above.

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The City Code is issued and administered by the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Notwithstanding the above, we may cease to be subject to the City Code in the future if there are any changes that lead to us being deemed to no longer have its place of central management and control in the United Kingdom, Channel Islands or the Isle of Man.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

Our Depositary Shares are deposited pursuant to the Second Amended and Restated Deposit Agreement dated December 18, 2023, among the Company, JPMorgan Chase Bank, N.A., as depositary, ands holders and beneficial owners of American Depositary Receipts, or the Deposit Agreement. The depositary registers and delivers the Depositary Shares. Each Depositary Share represents ownership of 400 Ordinary Shares that we will deposit with the custodian, as agent of the depositary, under the Deposit Agreement.

The depositary's office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The Depositary Share-to-share ratio is subject to amendment as provided in the form of American Depositary Receipt, or ADR (which may give rise to fees contemplated by the form of ADR). In the future, each Depositary Share will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in Depositary Shares. A beneficial owner need not be the holder of the ADR evidencing such Depositary Share. If a beneficial owner is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such Depositary Shares in order to assert any rights or receive any benefits under the Deposit Agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the Deposit Agreement solely through the holder of the ADR(s) evidencing the Depositary Shares owned by such beneficial owner. The arrangements between a beneficial owner and the holder of the corresponding ADRs may affect the beneficial owner's ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Depositary Shares evidenced by the ADRs registered in such ADR holder's name for all purposes under the Deposit Agreement and ADRs. The depositary's only notification obligations under the Deposit Agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Depositary Shares evidenced by such ADR holder's ADRs.

Unless certificated ADRs are specifically requested, all Depositary Shares will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such Depositary Shares. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that reflect your ownership of Depositary Shares.

You may hold Depositary Shares either directly or indirectly through your broker or other financial institution. If you hold Depositary Shares directly, by having a Depositary Share registered in your name on the books of the depositary, you are a ADR holder. This description assumes you hold your Depositary Shares directly. If you hold the Depositary Shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. The laws of England and Wales govern shareholder rights. Because the depositary or its nominee will be the shareholder of record for the Ordinary Share represented by all outstanding Depositary Shares, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the Deposit Agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the Deposit Agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our Company and the depositary and its agents are also set out in the Deposit Agreement. Because the depositary or its nominee will actually be the registered owner of the Ordinary Shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The Deposit Agreement, the ADRs and the Depositary Shares are governed by the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. Under the Deposit Agreement, as an ADR holder or a beneficial owner of Depositary Shares, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated thereby, may only be instituted in the United States District Court for the Southern District of New York (or, in certain cases, the state courts of New York County, New York), and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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The following is a summary of what we believe to be the material terms of the Deposit Agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire form of Deposit Agreement and the form of ADR that contains the terms of your Depositary Shares. You can read a copy of the form of Deposit Agreement, which is filed as an exhibit to this Registration Statement on Form F-1 (or amendment thereto) filed with the SEC of which this prospectus forms a part. You may also obtain a copy of the Deposit Agreement at the SEC's Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached Deposit Agreement on the SEC's website at http://www.sec.gov.

Distributions on Deposited Securities, Sales

How will I receive dividends and other distributions on the Ordinary Shares underlying my Depositary Shares?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the Deposit Agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property under the Deposit Agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of Depositary Shares. All sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your Depositary Shares represent. In all instances where the Deposit Agreement or an ADR refers to a “sale” (or words of similar import) of securities or property, the depositary may, but shall not be obligated, to effect any such sale unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us: (i) the depositary shall, in the event the Deposit Agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the Deposit Agreement, act in accordance with the termination provisions of the Deposit Agreement and form of ADR in respect of such securities and property; and (ii) in the event the depositary or its custodian receives a distribution other than cash, our Ordinary Shares and/or rights to acquire our Ordinary Shares, and such distribution consists of securities or property that are not distributed by the depositary the depositary will be deemed to have sold the aggregate number of securities and/or property so received for nominal value and shall have no obligation to distribute such securities or any proceeds from the deemed sale thereof to the ADR holders. Furthermore, in the event the depositary endeavors to make a sale of Ordinary Shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such deposited securities. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend, distribution or net proceeds from sales in respect of any deposited securities an amount on account of taxes, the amount distributed on the Depositary Shares issued in respect of such deposited securities shall be reduced accordingly.

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To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in Ordinary Shares, the depositary will issue additional ADRs to evidence the number of Depositary Shares representing such Ordinary Shares. Only whole Depositary Shares will be issued. Any Ordinary Shares that would result in fractional Depositary Shares will be sold and the net proceeds of the public or private sales of such will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional Ordinary Shares. In the case of a distribution of rights to subscribe for additional Ordinary Shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)       sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or

(ii)       if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

•	Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional Ordinary Shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the Ordinary Shares for which no election is made, either (x) cash or (y) additional Depositary Shares representing such additional Ordinary Shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional Depositary Shares. There can be no assurance that ADR holders or beneficial owners of Depositary Shares generally, or any ADR holder or beneficial owner of Depositary Shares in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

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If the depositary determines in its sole discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the Depositary Shares will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the "Disclosures" page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the depositary issue Depositary Shares?

The depositary will issue Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the Depositary Shares to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

In connection with the deposit of Ordinary Shares, the depositary or its custodian may require the following in a form satisfactory to it: (i) a written order directing the depositary to issue to, or upon the written order of, the person or persons designated in such order Depositary Shares representing such deposited Shares; (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (iii) instruments assigning to the depositary, its custodian or a nominee of either any distribution on or in respect of such deposited shares or indemnity therefor; and (iv) proxies entitling the custodian to vote such deposited shares. The deposited Ordinary Shares and any such additional items are referred to as “deposited securities.” As soon as practicable after the custodian receives deposited securities pursuant to any such deposit or pursuant to a distribution or change affecting deposited securities, the custodian shall present such deposited securities for registration of transfer into the name of the depositary, its custodian or a nominee of either, in each case for the benefit of ADR holders, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.

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The custodian will hold all deposited securities (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the Ordinary Shares and only have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited securities.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the beneficial owners of the Depositary Shares representing such deposited securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR and/or in any outstanding Depositary Shares, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the deposited securities represented by the Depositary Shares for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of Ordinary Shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of Depositary Shares to which such person is entitled. All of the Depositary Shares issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of Depositary Shares registered in such ADR holder's name. An ADR holder can request that the Depositary Shares not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel a Depositary Share and obtain deposited securities?

When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration Depositary Shares, subject to the provisions of or governing our Ordinary Shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Ordinary Shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office (or from the custodian to the extent dematerialized). At your risk, expense and request, the depositary may deliver deposited securities (including any certificates therefor) at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of Ordinary Shares in connection with voting at a shareholders' meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights,
•	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the Deposit Agreement.

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Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Ordinary Shares which underlie your Depositary Shares. As soon as practicable after receipt from us of notice of any meeting at which the holders of Ordinary Shares are entitled to vote, or of our solicitation of consents or proxies from holders of Ordinary Shares, the depositary shall fix the Depositary Share record date in accordance with the provisions of the Deposit Agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of England and Wales, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the Depositary Shares evidenced by such ADR holder's ADRs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of Depositary Shares registered in such ADR holder's name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders' instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for The Depositary Trust Company, or DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the Depositary Shares evidenced by such ADR holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the Deposit Agreement, or for the effect of any such vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the Depositary Shares are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their Depositary Shares through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The Deposit Agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary in the United States, on the SEC's internet website or upon request to the depositary (which request may be refused by the depositary at its discretion).

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Additionally, if we make any written communications generally available to holders of our Ordinary Shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom Depositary Shares are issued, including, without limitation, issuances against deposits of Ordinary Shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Depositary Shares or deposited securities, and each person surrendering Depositary Shares for withdrawal of deposited securities or whose Depositary Shares are cancelled or reduced for any other reason, a fee of up to $5.00 for each 100 Depositary Shares (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing Ordinary Shares or by any party surrendering Depositary Shares and/or to whom Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the Depositary Shares or the deposited securities or a distribution of Depositary Shares), whichever is applicable:

•	a fee of up to U.S.$0.05 per Depositary Share held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement;
•	an aggregate fee of up to US$0.05 per Depositary Share per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the Ordinary Shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);
•	a fee of up to $0.05 per Depositary Share held for the direct or indirect distribution of securities (other than Depositary Shares or rights to purchase additional Depositary Shares) or the net cash proceeds from the public or private sale of such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, us and/or any third party (which fee may be assessed against ADR holders as of a record date set by the depositary);
•	stock transfer or other taxes and other governmental charges;
•	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or ADR holders);
•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; an

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•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within the banking division of JPMorgan Chase Bank, N.A., or the Bank, and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or Depositary Share or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the Deposit Agreement.

We will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the Deposit Agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary may also agree to reduce or waive certain fees that would normally be charged on Depositary Shares issued to or at the direction of, or otherwise held by, us and/or certain holders and beneficial owners and holders and beneficial owners of Ordinary Shares of ours. The depositary collects its fees for issuance and cancellation of Depositary Shares directly from investors depositing Ordinary Shares or surrendering Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of Depositary Shares. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the Deposit Agreement are due in advance and/or when declared owing by the depositary.

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Payment of Taxes

ADR holders and/or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any Depositary Share or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the Depositary Shares evidenced thereby or any distribution thereon such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any Depositary Shares evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current or former ADR holders and beneficial owners, each ADR holder and beneficial owner, and each prior ADR holder and beneficial owner, by holding or owning, or having held or owned, an ADR or an interest in Depositary Shares acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or prior beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of our or its respective agents, shall be liable to ADR holders or beneficial owners of the Depositary Shares for failure of any of them to comply with applicable tax laws, rules and/or regulations.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of Depositary Shares or the termination of the Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of Ordinary Shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell by public or private sale any securities or property received and distribute the proceeds as cash; or
•	none of the above.

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If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each Depositary Share will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the depositary to amend the Deposit Agreement and the Depositary Shares without your consent for any reason. ADR holders must be given at least thirty (30) days' notice of any amendment that imposes or increases any fees on a per Depositary Share basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder or beneficial owner continues to hold an ADR or ADRs, or an interest therein, after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. No amendment, however, will impair your right to surrender your Depositary Shares and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the Depositary Shares to be registered on Form F-6 under the Securities Act or (b) the Depositary Shares or Ordinary Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the Deposit Agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC's, the depositary's or our website or upon request from the depositary).

How may the Deposit Agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least thirty (30) days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the Deposit Agreement within sixty (60) days of the date of such resignation, and (ii) been removed as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the Deposit Agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the Deposit Agreement, the depositary may terminate the Deposit Agreement (a) without notifying us, but subject to giving thirty (30) days' notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy, liquidation proceedings or insolvency, (ii) if our Depositary Shares are delisted from a “national securities exchange” (that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934, as amended), (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, (iv) there are no deposited securities with respect to Depositary Shares remaining, including if the deposited securities are cancelled, or the deposit securities have been deemed to have no value, or (v) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to the Company, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (b) as determined by the depositary in its reasonable discretion.

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If our Ordinary Shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if, for any reason, the depositary does not sell the deposited securities, then after such date fixed for termination, the depositary shall use its reasonable efforts to ensure that the Depositary Shares cease to be eligible for settlement within DTC and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the Depositary Shares cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent we are not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary shall (A) cancel all outstanding ADRs; (B) request DTC to provide the depositary with information on those holding Depositary Shares through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC; (C) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate of ours (the company representative) or an independent trust company engaged by us (the trustee) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a stock transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, in either case referring to the names set forth on the ADR register and (D) provide us with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such deposited securities and the ADR Register, we have agreed that we will, depending on what is legally required under local law, either deliver to each person reflected on such ADR register appropriate documentation to effect the transfer to such persons of the deposited securities previously represented by the Depositary Shares evidenced by their ADRs, approve the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable), procure the relevant updates to the register of members of the Company to reflect the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable) and provide the depositary with a certified copy of the updated register of our shareholders.

To the extent the depositary reasonably believes that we are insolvent, or if we are in receivership, have filed for bankruptcy and/or are otherwise in restructuring, administration or liquidation, and in any such case the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the deposited securities promptly and without undue effort, the deposited securities shall be deemed to have no value (and such holder shall be deemed to have instructed the depositary that the deposited securities have no value). The depositary may (and, by holding an ADR or an interest therein, all holders irrevocably consent and agree that the depositary may) instruct its custodian to deliver all deposited securities to us (acting, as applicable by an administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify us that the deposited securities are surrendered for no consideration. The Deposit Agreement requires us, subject to applicable law, to promptly accept the surrender of the deposited securities for no consideration and deliver to the depositary a written notice confirming (A) the acceptance of the surrender of the deposited securities for no consideration and (B) the cancellation of such deposited securities. Promptly after notifying us that the deposited securities are surrendered for no consideration and irrespective of whether we haves complied with the immediately preceding sentence, the depositary shall notify ADR holders that their Depositary Shares have been cancelled with no consideration being payable to such ADR holders.

Upon the depositary's compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs.

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If our Ordinary Shares are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the deposited securities without undue effort, then the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and others

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Ordinary Shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;
•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the depositary may establish consistent with the Deposit Agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of Ordinary Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Ordinary Shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason provided that the ability to withdraw Ordinary Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of Ordinary Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it.

The Deposit Agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable. The Deposit Agreement provides that each of us, the depositary and our respective directors, officers, employees, agents and affiliates will:

•	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the United States, England, Wales or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance our, the depositary's or our respective directors’, officers’, employees’, agents' or affiliates’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

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•	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
•	incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations specifically set forth in the Deposit Agreement and ADRs without gross negligence or willful misconduct;
•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the Depositary Shares or the ADRs;
•	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the Depositary Shares or the ADRs, which in our or our agents’ opinion, as the case may be, may involve us in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;
•	not be liable (including, without limitation, to ADR holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Ordinary Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, from us; or
•	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JP Morgan. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of England, Wales, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

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Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder's or beneficial owner's income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or Depositary Shares.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the Deposit Agreement, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the depositary's normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the depositary. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us, the depositary or any other party, to process any transfer, delivery or distribution of cash, shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

We have agreed to indemnify the depositary under certain circumstances and the depositary has agreed to indemnify us under certain circumstances.

Notwithstanding any other provision of the Deposit Agreement or the ADRs to the contrary, neither we nor the depositary, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages or lost profits, in each case of any form incurred by any of them or any other person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought, collectively Special Damages, except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, holders and beneficial owners) against the depositary or its agents acting under the Deposit Agreement, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder.

In the Deposit Agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the Ordinary Shares or other deposited securities, the Depositary Shares or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

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No provision of the Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Securities Exchange Act of 1934, as amended, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our Company and our affiliates and in Depositary Shares.

Disclosure of Interest in Depositary Shares

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other Ordinary Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of Depositary Shares evidenced by the ADRs registered in such ADR holder’s name) to deliver their Depositary Shares for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of Depositary Shares as a holder of shares and, by holding a Depositary Share or an interest therein, ADR holders and beneficial owners of Depositary Shares will be agreeing to comply with such instructions.

Each ADR holder agrees to provide such information as the Company may request in a disclosure notice, or a Disclosure Notice, given pursuant to the Companies Act or the Articles of Association of the Company. Each ADR holder acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the underlying Ordinary Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of Association which currently may include, subject to the granting of an appropriate order by the court, the withdrawal of the voting rights of such Ordinary Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Ordinary Shares. In addition, each ADR holder agrees to comply with the provisions of the Disclosure Guidance and Transparency Rules published by the United Kingdom Financial Conduct Authority (as amended from time to time) with regard to the notification to the Company of interests in Ordinary Shares underlying Depositary Shares and certain financial instruments, which currently provide, inter alia, that an ADR holder must notify the Company of the percentage of its voting rights he holds as a shareholder or holds or is deemed to hold through his direct or indirect holding of certain financial instruments (or a combination of such holdings) if the percentage of those voting rights reaches, exceeds or falls below specified thresholds.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our Company or a matter relating to the Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the Deposit Agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any Depositary Shares or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs,

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•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and
•	acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Depositary Shares evidenced by such ADR holder's ADRs. For all purposes under the Deposit Agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Depositary Shares evidenced by such ADRs.

Consent to Jurisdiction

In the Deposit Agreement, we have submitted to the non-exclusive jurisdiction of the state and federal courts in New York, New York and appointed an agent for service of process on our behalf. Any action based on the Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in England and/or Wales, the United States and/or any other court of competent jurisdiction.

Under the Deposit Agreement, by holding or owning an ADR or Depositary Share or an interest therein, holders and beneficial owners each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or Depositary Share or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (a) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (b) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). In the Deposit Agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

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Jury Trial Waiver

In the Deposit Agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, Depositary Shares or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the Ordinary Shares or other deposited securities, the Depositary Shares or the ADRs, the Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the Deposit Agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

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PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares represented by Depositary Shares covered by this prospectus on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Depositary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Depositary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Brown Rudnick LLP, London, United Kingdom has passed upon certain legal matters regarding the securities offered hereby.

EXPERTS

The financial statements as of December 31, 2023, and for the each of the three years in the period then ended, incorporated by reference into this prospectus have been so incorporated in reliance on a report of Mazars LLP, an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the year ended December 31, 2023 contains an explanatory paragraph regarding our ability to continue as a going concern.

Mazars LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the Ordinary Shares represented by Depositary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares and the Depositary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. You can review our SEC filings and the registration statement by accessing this website. Copies of certain information filed by us with the SEC are also available on our website at http://www.biodexapharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 19, 2024;

•	our Reports on Form 6-K and any amendments thereto furnished to the SEC on February 23, 2024 and April 26, 2024 that we incorporate by reference into this prospectus; and

•	the description of our Ordinary Shares and Depositary Shares contained in our registration statement on Form 8-A, originally filed with the SEC on December 2, 2015, and as amended on April 30, 2021 (including any amendments and reports filed for the purpose of updating such description).

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-1 which is submitted to the SEC after the date of this prospectus and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

+44

29 2048 0180

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

We have appointed Donald J. Puglisi of Puglisi & Associates as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee	$474
Printing and engraving	$2,650
Accounting services	$6,391
Legal fees and expenses	$350,000
Miscellaneous	$3,000
Total	$362,515

* To be completed by amendment

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May 2, 2024

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